FOR IMMEDIATE RELEASE

December 13, 2007

ILX RESORTS DISCONTINUES COMMON STOCK DIVIDEND

PHOENIX, ARIZONA – December 13, 2007 - ILX RESORTS INCORPORATED (AMEX: ILX) announced today that it will not pay the last quarterly installment of the $0.50 per share annual dividend for the calendar year 2007 previously announced on September 25, 2006, and will discontinue the payment of dividends on its common shares until further notice.  The Company has determined that discontinuance of the dividend for the near term will allow it to preserve liquidity for operations and provide capital for growth.  Common stock dividends total more than $1.75 million per year, approximately $1 million of which are paid in cash.

“We believe it is prudent at this time to preserve cash to fund growth, with a view to considering resumption of cash dividends as operating performance and available capital resources relative to growth and investment opportunities warrant,” said Joe Martori, Chairman and CEO.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the final planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

Forward-Looking Statements; Risks and Uncertainties

Statements contained in this document that disclose the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that these statements involve risks and uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made.  For example, future results, performance and achievements may be affected by our ability to successfully implement our strategic, operational and marketing plans, general economic conditions, the impact of war and terrorist activity, business and financing conditions, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risk associated with the level and structure of our indebtedness, risk associated with potential acquisitions and dispositions and other circumstances and uncertainties.  There can be no assurance that any strategic alternatives will occur or, if undertaken, the terms or timing of such a transaction or transactions.  We believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, but we can give no assurance that our expectations will be attained or that results will not materially differ.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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